EXHIBIT 99.1

Donegal Group Inc. Announces Quarterly Dividend

MARIETTA, Pa., July 16, 2020 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) reported that its board of directors declared a regular quarterly cash dividend of $.15 per share of the Company’s Class A common stock and $.1325 per share of the Company’s Class B common stock. The dividends are payable on August 17, 2020 to stockholders of record as of the close of business on August 3, 2020.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 20 Mid-Atlantic, Midwestern, New England and Southern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including improving our financial performance, utilizing technology to improve our operational efficiency, strategically modernizing our business in order to achieve operational excellence and enhancing our market position to compete effectively.

CONTACT: Jeffrey D. Miller
Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com